TREDEGAR REPORTS FIRST QUARTER 2025 RESULTS

RICHMOND, VA--(BUSINESS WIRE)--May 8, 2025--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported first quarter financial results for the period ended March 31, 2025.
First quarter 2025 net income (loss) from continuing operations was $0.7 million ($0.02 per diluted share) compared to $2.6 million (0.08 per diluted share) in the first quarter of 2024. Net income (loss) from ongoing operations, which excludes special items, was $3.6 million ($0.10 per diluted share) in the first quarter of 2025 compared to $4.7 million ($0.14 per diluted share) in the first quarter of 2024. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income (loss) from ongoing operations, a non-GAAP financial measure, for the three months ended March 31, 2025 and 2024, is provided in Note (a) to the Financial Tables in this press release.
First Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from ongoing operations for Aluminum Extrusions was $9.2 million in the first quarter of 2025 versus $12.5 million in the first quarter of 2024 and versus $9.7 million in the fourth quarter of 2024.
◦Sales volume was 37.9 million pounds in the first quarter of 2025 versus 33.8 million pounds in the first quarter of 2024.
◦Net new orders increased 36% in the first quarter of 2025 versus the first quarter of 2024 and 24% versus the fourth quarter of 2024. Open orders at the end of the first quarter of 2025 were 25 million pounds, which is up from 15 million pounds at the end of the first quarter of 2024 and 17 million pounds at the end of the fourth quarter of 2024.
•EBITDA from ongoing operations for PE Films was $7.5 million in the first quarter of 2025 versus $6.9 million in the first quarter of 2024 and versus $7.6 million in the fourth quarter of 2024.
◦Sales volume was 9.6 million pounds in the first quarter of 2025 versus 10.0 million pounds in the first quarter of 2024.
John Steitz, Tredegar’s president and chief executive officer, said, “Bonnell Aluminum’s sales volume, net new orders and open orders continue to show recovery from the down cycle that we believe hit bottom in the third quarter of 2023. The new Section 232 tariffs on aluminum imports have been implemented with no country-specific or product-specific exclusions occurring to date, which is good for our industry as certain imports have been priced at below fair value. Tariffs are a pass through to customers.”
Mr. Steitz continued, “PE Films had another exceptional first quarter. We expect the balance of the year to normalize. To date, we have not experienced an adverse impact on customer demand related to potential tariff actions, but the situation remains fluid.”
Mr. Steitz concluded, “Our balance sheet remains strong with a net leverage ratio of 1.1x at the end of March. On May 6th, we refinanced our $125 million asset-based lending facility for a five-year term, which we believe will continue to provide plenty of liquidity to support our business needs.”

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions (or Bonnell Aluminum) produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (“B&C”), automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/
(In thousands, except percentages)	March 31,		(Unfavorable)
	2025	2024	% Change
Sales volume (lbs)	37,918	33,841	12.0%
Net sales	$133,635	$114,222	17.0%
Variable costs	103,523	84,786	(22.1)%
Manufacturing fixed costs[1]	11,214	9,625	(16.5)%
Selling, general and administrative costs[1]	9,412	6,798	(38.5)%
Other[2]	326	473	31.1%
EBITDA from ongoing operations	$9,160	$12,540	(27.0)%
Depreciation & amortization	(4,225)	(4,542)	7.0%
EBIT from ongoing operations[3]	$4,935	$7,998	(38.3)%
Capital expenditures	$2,370	$1,550
1. Excludes related depreciation and amortization.
2. Includes segment allocated employee compensation benefit expenses.
3. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.

The following table presents the sales volume by end use market for the three months March 31, 2025 and 2024, and the three months ended December 31, 2024.

	Three Months Ended		Favorable/	Three Months Ended	Favorable/
(In millions of lbs)	March 31,		(Unfavorable)	December 31,	(Unfavorable)
	2025	2024	% Change	2024	% Change
Sales volume by end-use market:
Non-residential B&C	19.2	20.1	(4.5)%	18.2	5.5%
Residential B&C	2.0	1.6	25.0%	2.4	(16.7)%
Automotive	3.1	3.2	(3.1)%	2.6	19.2%
Specialty products	13.6	8.9	52.8%	12.6	7.9%
Total	37.9	33.8	12.0%	35.8	5.9%
First quarter 2025 Results vs. First quarter 2024 Results
Net sales (sales less freight) in the first quarter of 2025 increased 17.0% versus the first quarter of 2024 primarily due to higher sales volume and the pass-through of higher metal costs, partially offset by a lower average conversion price add-on to metal costs associated with a shift in sales mix. Sales volume in the first quarter of 2025 increased 12.0% versus the first quarter of 2024 and 5.9% versus the fourth quarter of 2024. The Company saw increased shipments for specialty markets, primarily for solar panels within the electrical product group for both year-over-year and sequential periods and TSLOTSTM aluminum framing systems versus the first quarter of last year. The Company estimates that the growth in the solar market was partly due to regaining share previously lost to imported aluminum extrusions.
Net new orders increased 36% in the first quarter of 2025 versus the first quarter of 2024 and 24% versus the fourth quarter of 2024, largely due to improving sales opportunities. The Company is experiencing strong demand and share gains for solar products within the electrical product group (as noted above) and curtainwall and institutional walkway covers within the non-residential B&C product group. The first quarter of 2025 marked the tenth consecutive quarterly increase for this metric, supporting the Company’s belief that a steady recovery is underway.

Open orders at the end of the first quarter of 2025 were 25 million pounds, which is up from 15 million pounds at the end of the first quarter of 2024 and 17 million pounds at the end of the fourth quarter of 2024 and is the highest level in the last two years. This level falls within the quarterly range of 21 to 27 million pounds in 2019 before pandemic-related disruptions that resulted in long lead times.
On February 10, 2025, the Section 232 tariffs on all aluminum imports were increased from 10% to 25%, effective March 12, 2025, and certain country-specific and product-specific exclusions from the tariffs were revoked. This action also expanded the scope of the tariffs to include downstream products, including certain finished aluminum goods. These measures, which are in addition to existing antidumping and countervailing duties, are intended to prevent the circumvention of duties through the importation of downstream products. The tariffs on aluminum imports have been implemented with no country-specific or product-specific exclusions occurring to date. The Company believes that it has begun to regain some market share for business that was previously associated with imports, particularly in the specialty market, as noted above.
EBITDA from ongoing operations in the first quarter of 2025 decreased $3.4 million versus the first quarter of 2024, primarily due to:
•Flat contribution margin (net sales less variable costs) associated with:
◦Lower spread (the difference between selling prices and metal costs) associated with a shift in sales mix ($2.4 million), higher variable manufacturing costs associated with material yield, which was unfavorable to projected rates ($0.7 million unfavorable in the first quarter of 2025 versus $0.6 million favorable in the first quarter of 2024), increased labor, net of increased labor productivity ($0.6 million), to accommodate the rise in orders, unfavorable maintenance expense associated with extreme winter weather events and downed equipment ($0.7 million), higher die expense associated with the timing of purchases and increasing volume ($1.0 million) and higher utilities ($0.2 million), partially offset by higher volume ($3.4 million); and
◦The timing of the flow-through under the first-in first-out (“FIFO”) method of aluminum raw materials costs, which were previously acquired in a quickly changing commodity pricing environment, causing a temporary mismatch in the change in the cost of raw materials included in variable costs and the pass through to customers included in sales, resulted in a benefit of $1.7 million in the first quarter of 2025 versus a charge of $1.3 million in the first quarter of 2024.
•Higher fixed costs associated with wage increases and added resources to support increasing volume ($1.0 million).
•Higher selling, general and administrative ("SG&A") expenses of $2.6 million primarily associated with employee-related compensation ($1.7 million), travel and consulting fees ($0.3 million) and routine environmental compliance costs ($0.4 million).
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2025 (“First Quarter Form 10-Q”) for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $17 million in 2025, including $5 million for productivity projects and $12 million for capital expenditures required to support continuity of operations. Depreciation expense is projected to be $16 million in 2025. Amortization expense is projected to be $2 million in 2025.

PE Films
PE Films produces surface protection films, polyethylene overwrap films and films for other markets. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/
(In thousands, except percentages)	March 31,		(Unfavorable)
	2025	2024	% Change
Sales volume (lbs)	9,639	10,036	(4.0)%
Net sales	$25,537	$24,735	3.2%
Variable costs	11,977	12,024	0.4%
Manufacturing fixed costs[1]	3,459	3,243	(6.7)%
Selling, general and administrative costs[1]	2,592	2,516	(3.0)%
Other[2]	(11)	48	122.9%
EBITDA from ongoing operations	$7,520	$6,904	8.9%
Depreciation & amortization	(1,250)	(1,329)	5.9%
EBIT from ongoing operations[3]	$6,270	$5,575	12.5%
Capital expenditures	$587	$394
1. Excludes related depreciation and amortization.
2. Includes segment allocated employee compensation benefit expenses.
3. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
First quarter 2025 Results vs. First quarter 2024 Results
Net sales in the first quarter of 2025 increased 3.2% versus the first quarter of 2024, due to higher net sales in surface protection films. Surface Protection sales volume increased 4% in the first quarter of 2025 versus the first quarter of 2024 and decreased 5.6% versus the fourth quarter of 2024. Recent volume performance for Surface Protection has exceeded expectations, given high sales volume in the first half of 2024 associated with restocking of Surface Protection customer inventories. The Company believes there is the possibility that some display volume may have been pulled forward in anticipation of U.S. tariffs on imported televisions and mobile devices. To date, Surface Protection has not experienced an adverse impact on customer demand related to potential tariff actions; however, the situation remains fluid and the impact on consumer electronics is uncertain. Overwrap sales volume, which is predominantly manufactured and sold in the U.S. and used in consumer staple items, decreased 11.9% in the first quarter of 2025 versus a strong volume performance in the first quarter of 2024.
EBITDA from ongoing operations in the first quarter of 2025 increased $0.6 million versus the first quarter of 2024, primarily due to:
•Higher contribution margin of $0.9 million resulting from:
◦A $1.5 million increase from Surface Protection associated with increased volume, favorable sales mix and pricing ($0.7 million) and cost improvements ($0.8 million); and
◦A $0.7 million decrease from overwrap films primarily due to lower volume, unfavorable sales mix ($0.5 million) and unfavorable pricing ($0.1 million).
There have been significant cyclical swings in the sales volume and EBITDA from ongoing operations for PE Films in the last three years, largely due to the unprecedented downturn in the display industry during the second half of 2022 and first half of 2023. EBITDA from ongoing operations for the past 3.25 years (first quarter of 2025, full year 2024, 2023 and 2022) has averaged approximately $4.7 million per quarter.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the First Quarter Form 10-Q for additional information on resin price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $3 million in 2025, including $2 million for productivity projects and $1 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $5 million in 2025. There is no amortization expense for PE Films.

Corporate Expenses, Interest, Taxes and Other
Corporate expenses, net in the first three months of 2025 increased $2.0 million compared to the first three months of 2024 primarily due to higher professional fees associated with business development activities ($2.2 million) and higher employee-related incentive compensation ($1.0 million), partially offset by lower external and internal audit fees ($0.4 million), lower professional fees associated with remediation activities related to internal control over financial reporting ($0.4 million), and lower software maintenance fees ($0.1 million).
Interest expense was $1.0 million in the first three months of 2025 in comparison to $1.2 million in the first three months of 2024, primarily due to lower weighted average total debt outstanding and lower interest rates.
The effective tax rate used to compute income taxes (benefit) from continuing operations in the first three months of 2025 was 46.2% compared to 47.8% in the first three months of 2024. The effective tax rate in the first three months of 2025 was impacted by lower taxable discrete items and a lower projected annual effective tax rate offset by the impact of lower book income. See Note (d) to Financial Tables in this Press Release for information related to the effective tax rate from ongoing operations. Refer to Note 8 to the Company’s Condensed Consolidated Financial Statements in the First Quarter Form 10-Q for an explanation of differences between the effective tax rate for income (loss) from continuing operations and the U.S. federal statutory rate for 2025 and 2024.
Debt, Financial Leverage, Debt Covenants and Debt Refinancing
Total debt was $56.6 million at March 31, 2025 and $61.9 million at December 31, 2024. Cash, cash equivalents were $3.7 million at March 31, 2025 and $7.1 million at December 31, 2024. Net debt (total debt in excess of cash & cash equivalents), a non-GAAP financial measure, was $52.9 million at March 31, 2025 and $54.8 million at December 31, 2024. See Note (e) to the Financial Tables in this Press Release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
Total debt decreased $5.3 million and net debt decreased $1.9 million in the first three months of 2025 versus the end of 2024 due to $9.8 million received in the first quarter of 2025 from the post-closing settlement associated with the sale of Terphane and higher net working capital from seasonally low levels at the end of last year.
As of March 31, 2025, the Company was in compliance with all covenants under its $125 million asset-based credit agreement, which matures June 30, 2026 (the "ABL Facility"). Availability for borrowings under the ABL Facility is governed by a borrowing base, determined by the application of specified advance rates against eligible assets, including trade accounts receivable, inventory, owned real properties and owned machinery and equipment. As of March 31, 2025, funds available to borrow under the ABL Facility were approximately $51 million. The median daily liquidity under the ABL Facility during the first quarter of 2025 was favorable at $44 million compared with a median of $42 million during the fourth quarter of 2024.
On May 6, 2025, the Company entered into Amendment No. 5 ("Amended ABL Facility") to the Second Amended and Restated Credit Agreement, which was due to expire on June 30, 2026. The Amended ABL Facility is a $125 million five-year senior secured asset-based facility that matures on May 6, 2030. Refer to Note 10 to the Company’s Condensed Consolidated Financial Statements in the First Quarter Form 10-Q for additional details on the primary debt covenants.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•the impact of macroeconomic factors, such as inflation, interest rates and recession risks;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•noncompliance with any of the financial and other restrictive covenants in the ABL Facility;
•failure to continue to attract, develop and retain certain key officers or employees;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•an information technology system failure or breach;
•risks of doing business in countries outside the U.S. that affect our international operations;

•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•political, economic and regulatory factors concerning the Company’s products;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•failure by governmental entities to prevent foreign companies from evading antidumping and countervailing duties;
•unanticipated problems or delays with the implementation of the enterprise resource planning and manufacturing executions systems, or security breaches and other disruptions to the Company's information technology infrastructure;
•loss of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•inability to successfully complete strategic acquisitions or dispositions, failure to realize the expected benefits of such acquisitions or dispositions, and assumption of unanticipated risks in such acquisitions or dispositions;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A. Risk Factors of the Company’s Form 10-K for the year ended December 31, 2024. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and surface protection films for high-technology applications in the global electronics industry. With approximately 1,500 employees, the Company operates manufacturing facilities in North America and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Sales	$164,738	$143,972
Other income (expense), net (c)	(10)	6
	164,728	143,978

Cost of goods sold (c)	135,643	115,106
Freight	5,566	5,015
Selling, R&D and general expenses (c)	20,825	16,684
Amortization of identifiable intangibles	440	440
Pension and postretirement benefits	(25)	54
Interest expense	1,013	1,184
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	18	507
	163,480	138,990
Income (loss) from continuing operations before income taxes	1,248	4,988
Income tax expense (benefit)	577	2,384
Net income (loss) from continuing operations	671	2,604
Income (loss) from discontinued operations, net of tax	9,430	684
Net income (loss)	$10,101	$3,288

Earnings (loss) per share:
Basic:
Continuing operations	$0.02	$0.08
Discontinued operations	0.27	0.02
Basic earnings (loss) per share	$0.29	$0.10
Diluted:
Continuing operations	$0.02	$0.08
Discontinued operations	0.27	0.02
Diluted earnings (loss) per share	$0.29	$0.10

Shares used to compute earnings (loss) per share:
Basic	34,612	34,323
Diluted	34,612	34,323

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net Sales
Aluminum Extrusions	$133,635	$114,222
PE Films	25,537	24,735
Total net sales	159,172	138,957
Add back freight	5,566	5,015
Sales as shown in the condensed consolidated statements of income	$164,738	$143,972

EBITDA from Ongoing Operations (f)
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$9,160	$12,540
Depreciation & amortization	(4,225)	(4,542)
EBIT (b)	4,935	7,998
Plant shutdowns, asset impairments, restructurings and other (c)	(1,167)	(1,167)
PE Films:
Ongoing operations:
EBITDA (b)	$7,520	$6,904
Depreciation & amortization	(1,250)	(1,329)
EBIT (b)	6,270	5,575
Plant shutdowns, asset impairments, restructurings and other (c)	—	(504)
Total	10,038	11,902
Interest income	5	20
Interest expense	1,013	1,184
Corporate expenses, net (c)	7,782	5,750
Income (loss) from continuing operations before income taxes	1,248	4,988
Income tax expense (benefit)	577	2,384
Net income (loss) from continuing operations	671	2,604
Income (loss) from discontinued operations, net of tax	9,430	684
Net income (loss)	$10,101	$3,288

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2025	December 31, 2024
Assets
Cash & cash equivalents	$3,657	$7,062
Accounts & other receivables, net	79,749	64,817
Income taxes recoverable	301	—
Inventories	68,895	51,381
Prepaid expenses & other	9,125	16,567
Total current assets	161,727	139,827
Property, plant & equipment, net	134,535	137,032
Right-of-use leased assets	14,267	14,635
Identifiable intangible assets, net	6,887	7,326
Goodwill	22,446	22,446
Deferred income taxes	32,330	32,517
Other assets	2,025	2,448
Non-current assets of discontinued operations	—	126
Total assets	$374,217	$356,357
Liabilities and Shareholders’ Equity
Accounts payable	$83,190	$64,704
Accrued expenses	16,960	22,168
Lease liability, short-term	2,476	2,453
Short-term debt	627	1,322
Income taxes payable	550	320
Current liabilities of discontinued operations	—	741
Total current liabilities	103,803	91,708
Lease liability, long-term	12,514	12,993
ABL revolving facility	56,000	60,600
Pension and other postretirement benefit obligations, net	5,870	5,914
Deferred income taxes	69	69
Other non-current liabilities	4,591	4,105
Shareholders’ equity	191,370	180,968
Total liabilities and shareholders’ equity	$374,217	$356,357

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$10,101	$3,288
Adjustments for noncash items:
Depreciation	5,086	6,252
Amortization of intangibles	440	464
Reduction of right-of-use assets	529	610
Deferred income taxes	407	623
Accrued pension and postretirement benefits	80	54
Stock-based compensation expense	472	686
(Gain) loss on sale of divested business	(9,657)	—
Changes in assets and liabilities:
Accounts and other receivables	(14,931)	(5,337)
Inventories	(17,513)	(5,481)
Income taxes recoverable/payable	(71)	(580)
Prepaid expenses and other	7,174	1,890
Accounts payable and accrued expenses	12,687	(10,306)
Lease liability	(616)	(689)
Pension and postretirement benefit plan contributions	(152)	(158)
Other, net	958	965
Net cash provided by (used in) operating activities	(5,006)	(7,719)
Cash flows from investing activities:
Capital expenditures	(2,957)	(2,461)
Proceeds from the sale of Terphane	9,835	—
Proceeds from the sale of assets	—	83
Net cash provided by (used in) investing activities	6,878	(2,378)
Cash flows from financing activities:
Borrowings	33,750	179,248
Debt principal payments	(39,047)	(177,240)
Net cash provided by (used in) financing activities	(5,297)	2,008
Effect of exchange rate changes on cash	20	(574)
Increase (decrease) in cash and cash equivalents	(3,405)	(8,663)
Cash and cash equivalents at beginning of period	7,062	13,455
Cash and cash equivalents at end of period	$3,657	$4,792

Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan prior to termination and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three months ended March 31, 2025 and 2024 is shown below:

	Three Months Ended March 31,
(In millions, except per share data)	2025	2024
Net income (loss) from continuing operations as reported under GAAP[1]	$0.7	$2.6
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.4
(Gains) losses from sale of assets and other:
Other	2.9	1.7
Net income (loss) from ongoing operations[1]	$3.6	$4.7

Earnings (loss) from continuing operations per share as reported under GAAP (diluted)	$0.02	$0.08
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.01
(Gains) losses from sale of assets and other:
Other	0.08	0.05
Earnings (loss) per share from ongoing operations (diluted)	$0.10	$0.14
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (d).
(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker (“CODM”) to assess segment financial performance. The Company uses sales less freight (“net sales”) as its measure of revenues from external customers at the segment level. For more business segment information, see Note 9 to the Company’s Condensed Consolidated Financial Statements in the First Quarter Form 10-Q.
    EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three months ended March 31, 2025 and 2024 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended March 31, 2025
(In millions)	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	$0.4	$0.3
Legal fees associated with the Aluminum Extruders Trade Case and other matters[1]	0.3	0.3
Aluminum premium charge as a result of unplanned maintenance interruptions[2]	0.3	0.2
Total for Aluminum Extrusions	$1.0	$0.8
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$2.5	$2.0
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.2	0.1
Group annuity contract premium adjustment[3]	0.1	—
Professional fees associated with the transition to the ABL Facility[1]	0.1	0.1
Initial installment proceeds on the sale of corporate-owned land[3]	(0.1)	(0.1)
Total for Corporate	$2.8	$2.1
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Cost of Goods Sold” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.

	Three Months Ended March 31, 2024
(In millions)	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	$0.6	$0.4
Storm damage to the Newnan, Georgia plant[1]	0.1	0.1
Legal fees associated with the Aluminum Extruders Trade Case[1]	0.2	0.2
Total for Aluminum Extrusions	$0.9	$0.7
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Richmond, Virginia Technical Center closure expenses, including severance[2]	$0.2	$0.1
Richmond, Virginia Technical Center lease modification[2]	0.3	0.3
Total for PE Films	$0.5	$0.4
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.2	$0.2
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.9	0.7
Professional fees associated with the transition to the ABL Facility[1]	0.2	0.1
Total for Corporate	$1.3	$1.0
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income. 2. For more information, see Note (g).

(d) For discussion on Tredegar’s presentation of net income (loss) from ongoing operations, please refer to Note (a) above. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three months ended March 31, 2025 and 2024 and are shown below in order to show the impact on the effective tax rate:

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended March 31, 2025	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations as reported under GAAP	$1.2	$0.5	$0.7	46.2%
(Gains) losses from sale of assets and other	3.8	0.9	2.9
Net income (loss) from ongoing operations	$5.0	$1.4	$3.6	28.0%
Three Months Ended March 31, 2024
Net income (loss) from continuing operations as reported under GAAP	$5.0	$2.4	$2.6	47.8%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.5	0.1	0.4
(Gains) losses from sale of assets and other	2.2	0.5	1.7
Net income (loss) from ongoing operations	$7.7	$3.0	$4.7	39.0%
(e) Net debt is calculated as follows:

(In millions)	March 31,	December 31,
	2025	2024
Short-term debt	$0.6	$1.3
ABL revolving facility	56.0	60.6
Total debt	56.6	61.9
Less: Cash and cash equivalents	3.7	7.1
Net debt	$52.9	$54.8
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
Net leverage ratio is a non-GAAP financial measure. It is not intended to represent the stand-alone results for Tredegar under GAAP and should not be considered as an alternative to net income (loss) and total debt as defined by GAAP. Net leverage ratio is utilized by management in evaluating the Company’s financial leverage, and management believes that investors also may find the net leverage ratio to be helpful for the same purposes. In addition, earnings before interest, taxes, depreciation and amortization as defined in the ABL Facility ("Credit EBITDA") is provided below.

As of or for Twelve Months Ended March 31, 2025(1)
($ in millions)
Net debt	52.9
Credit EBITDA(2)	47.8
Net leverage ratio	1.1
1.Actual Credit EBITDA amounts are for the twelve months ended March 31, 2025 and actual net debt amounts are as of March 31, 2025. 2.See Note (h) for more information.

(f)    Tredegar’s presentation of Consolidated EBITDA from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method). Consolidated EBITDA from ongoing operations also excludes depreciation & amortization, stock option-based compensation costs, interest and income taxes. Consolidated EBITDA is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. It excludes items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation of Consolidated EBITDA from ongoing operations for the three months ended March 31, 2025 and 2024 is shown below:

	Three Months Ended March 31,
($ in millions)	2025	2024
Net income (loss) from continuing operations as reported under GAAP[1]	$0.7	$2.6
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.4
(Gains) losses from sale of assets and other	2.9	1.7
Net income (loss) from ongoing operations[1]	3.6	4.7
Depreciation and amortization	5.5	6.0
Interest expense	1.0	1.2
Income taxes from ongoing operations[1]	1.4	3.0
Consolidated EBITDA from ongoing operations	$11.5	$14.9
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from continuing operations are shown in Note (d).
(g)    In August 2023, the Company adopted a plan to close the PE Films technical center in Richmond, VA and reduce its efforts to develop and sell films supporting the semiconductor market. Future research & development activities for PE Films will be performed at the production facility in Pottsville, PA. PE Films continues to have new business opportunities primarily relating to surface protection films that protect components of flat panel and flexible displays. All activities ceased at the PE Films technical center in Richmond, VA as of the end of the first quarter of 2024.

(h)     The computation of Credit EBITDA, as defined in the ABL Facility, is presented below.

Computations of Credit EBITDA (as defined in the ABL Facility) as of and for the Twelve Months Ended March 31, 2025 *
Computations of Credit EBITDA for the twelve months ended March 31, 2025 (in thousands):
Net income (loss)	$(57,752)
Plus:
After-tax losses related to discontinued operations	56,864
Total income tax expense for continuing operations	—
Interest expense	4,493
Depreciation and amortization expense for continuing operations	22,784
All non-cash losses and expenses, plus cash losses and expenses not to exceed $10,000, for continuing operations that are classified as unusual, extraordinary or which are related to plant shutdowns, asset impairments and/or restructurings (cash-related of $10,000)	23,389
Charges related to stock option grants and awards accounted for under the fair value-based method	—
Losses related to the application of the equity method of accounting	—
Losses related to adjustments in the estimated fair value of assets accounted for under the fair value method of accounting	—
Fees, costs and expenses incurred in connection with the amendment process	355
Terphane sale transaction costs in an amount not to exceed $10,000	—
Minus:
After-tax income related to discontinued operations	—
Total income tax benefits for continuing operations	(1,972)
Interest income	(21)
All non-cash gains and income, plus cash gains and income in excess of $10,000, for continuing operations that are classified as unusual, extraordinary or which are related to plant shutdowns, asset impairments and/or restructurings	—
Income related to changes in estimates for stock option grants and awards accounted for under the fair value-based method	—
Income related to the application of the equity method of accounting	—
Income related to adjustments in the estimated fair value of assets accounted for under the fair value method of accounting	(144)
Plus cash dividends declared on investments in an amount not to exceed $10,000 for such period	—
Plus or minus, as applicable, pro forma EBITDA adjustments associated with acquisitions and asset dispositions	—
Plus or minus, as applicable, pro forma EBITDA adjustments to pension expense associated with the early payment of pension obligations	(181)
Credit EBITDA	$47,815
Fixed charge coverage ratio**:
Credit EBITDA	$47,815
Unfinanced capital expenditures	$12,871
Fixed charges	$5,424
Fixed charge coverage ratio	6.44
*Credit EBITDA is not intended to represent net income (loss) or cash flow from operations as defined by GAAP and should not be considered as an alternative to either net income (loss) or to cash flow.
** Fixed Charge Coverage Ratio is computed as the ratio of (a) Credit EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211